EXHIBIT 11
CONSENT OF INDEPENDENT ACCOUNTANTS
To the Board of Directors of
KEELEY Small Cap Value Fund, Inc.

We consent to the inclusion in Post-Effective Amendment No. 3 to the Registration Statement on Form N-1A of KEELEY Small Cap Value Fund, Inc. of our report dated October 19, 1995 on our audit of the financial statements and financial highlights of the Fund, which report is included in the Annual Report to Shareholders for the year ended September 30, 1995 which is also included in the Registration Statement. We also consent to the reference to our Firm under the caption "INDEPENDENT ACCOUNTANTS" in the Statement of Additional Information and under the caption "FINANCIAL HIGHLIGHTS" in the Prospectus.

COOPERS & LYBRAND L.L.P.

Milwaukee, Wisconsin
December 11, 1995